UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 15, 2005

NETWORK APPLIANCE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-27130	77-0307520
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

495 East Java Drive
Sunnyvale, California 94089
(Address of principal executive offices) (Zip Code)

(408) 822-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On June 15, 2005, Network Appliance, Inc., a Delaware corporation (“Registrant”), Dolphin Acquisition Corp., a wholly-owned subsidiary of Registrant (the “Merger Sub”), and Decru, Inc., a Delaware corporation that develops and sells encryption software and appliances to secure network data storage (“Decru”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Decru will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation and wholly-owned subsidiary of Registrant (the “Merger”).

At the effective time and as a result of the Merger, each share of Decru capital stock issued and outstanding immediately prior to the effective time of the Merger will be canceled and extinguished and automatically converted into the right to receive that amount of cash and that number of shares of Registrant common stock as set forth in the Merger Agreement. Registrant has agreed to acquire all of the capital stock of Decru in exchange for an aggregate of approximately $265 million (which amount is subject to adjustment at the effective time based on certain expense and balance sheet items as set forth in Decru’s financial statements immediately prior to the effective time), 80% of which will be paid in the form of Registrant common stock and 20% of which will be paid in the form of cash (such aggregate consideration, the “Merger Consideration”). The price of one share of common stock of Registrant to be used for purposes of determining the aggregate number of shares of common stock issuable to Decru securityholders shall be based on the average trading price of Registrant’s common stock for the ten consecutive trading days ending two trading days immediately prior to the effective time, subject to a collar. An amount equal to 12.5% of the Merger Consideration shall be subject to an escrow. The amount of consideration to be paid upon the consummation of the Merger for the outstanding capital stock of Decru was determined through an arms-length negotiation between Registrant and the stockholders of Decru together with their respective advisors. Options held by Decru employees to purchase Decru’s common stock shall be assumed by Registrant.

Decru has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and the consummation of the Merger, (ii) not to engage in certain kinds of transactions during such period, (iii) to prepare an information statement to be distributed to the stockholders of Decru relating to the Merger Agreement and the transactions contemplated thereby, (iv) subject to certain exceptions, for its board of directors to recommend adoption and approval by its stockholders of the Merger Agreement and the transactions contemplated thereby, (v) not to solicit proposals relating to alternative business combination transactions and (vi) subject to certain exceptions, not to enter into discussions concerning, or provide confidential information in connection with, alternative business combination transactions.

Consummation of the Merger is subject to customary conditions, including (i) approval of the Merger Agreement and the Merger by the stockholders of Decru, (ii) absence of any law or order prohibiting the consummation of the Merger, (iii) expiration or termination of the applicable Hart-Scott-Rodino waiting period and receipt of certain foreign antitrust approvals, (iv) approval of the issuance of Registrant common stock either by the California Commissioner of Corporations or the Securities Exchange Commission, as the case may be, (v) the accuracy of the representations and warranties made by both Registrant and Decru and (vi) the absence of any material adverse effect on Registrant or Decru.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement and Plan of Merger and Reorganization, which will be subsequently filed and is incorporated herein by reference.

Press Release

On June 16, 2005, Registrant issued a press release announcing this transaction, a copy of which is filed as Exhibit 99.1 attached hereto.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1 Press Release issued by Network Appliance, Inc, dated June 16, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

June 21, 2005	By:	/s/ Steven J. Gomo
Steven J. Gomo
Executive Vice President of Finance and Chief Financial Officer

 2

Index to Exhibits

Exhibit	Description

99.1	Press Release issued by Network Appliance, Inc, dated June 16, 2005.

 3